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                                                                 EXHIBIT (10)(W)

                                                 MASTER THROUGH SECOND AMENDMENT
                                                                ADOPTED 11/19/96

                             SUNDSTRAND CORPORATION
                           DEFERRED COMPENSATION PLAN

     Effective January 1, 1995, Sundstrand Corporation, a Delaware corporation (the "Corporation"), by action of the Compensation Committee of the Corporation's Board of Directors, hereby establishes this Deferred Compensation Plan (the "Plan") by the adoption of this document.

                                   ARTICLE I

                         NAME, PURPOSE, AND DEFINITIONS

     Section 1.1. Name. This Plan shall be known as the "Sundstrand Corporation Deferred Compensation Plan."

     Section 1.2. Purpose.

          (a) The Corporation believes that Executives may desire to defer a portion of their compensation and/or part or all of a lump sum distribution from the Sundstrand Corporation Supplemental Retirement Plan as provided in this Plan, and the Corporation is willing to assist in administering such a program and desires to specify the terms for such deferrals and the method of payment of such amounts. The Corporation desires to retain and attract to its employment and the employment of its subsidiaries executives of outstanding competence.

          (b) This Plan allows a temporary deferral of income as provided herein. The benefits made available under this Plan are in addition to other benefits provided under other plans sponsored by the Employer.

          (c) The executives who participate in this Plan (collectively the "Executives" and individually an "Executive") shall be members of a select group of management or highly compensated employees of the Employer.

     Section 1.3. Definitions. Whenever used herein, the following words and phrases shall have the meanings ascribed to them in this Section, unless otherwise specifically defined or unless the context clearly otherwise requires:

          (a) "Beneficiary": The beneficiary or beneficiaries designated by the Executive to receive the amount payable after the death of the Executive, as provided in Section 4.3 hereof.

          (b) "Board": The Board of Directors of Sundstrand Corporation.

          (c) "Committee": The Compensation Committee of the Board.

          (d) "Code": The Internal Revenue Code of 1986, as amended and now in effect and as it may be amended from time to time. All citations to sections of the Code are to such sections as they may from time to time be amended or renumbered.

          (e) "Deferral Election Form": A document whereby the Executive designates the portion of his compensation and/or part or all of a lump sum distribution from the Sundstrand Corporation Supplemental Retirement Plan to be deferred, as described in Section 3.2 and attached as Exhibit A, which Exhibit A may from time to time be amended.

          (f) "Deferred Compensation Account": The account calculated for each Executive pursuant to Section 4.1 of this Plan.
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          (g) "Employer": The Corporation and any of its subsidiary
     corporations.

          (h) "Executive": An employee of the Employer who has been selected to be eligible to participate in this Plan pursuant to Article III of this Plan.

          (i) "Unanticipated Emergency": Severe financial hardship to the Executive resulting from a sudden and unexpected illness or accident of the Executive or of a dependent of the Executive, loss of the Executive's property due to casualty, or other similar extraordinary and unanticipated circumstances due to events beyond the control of the Executive.

                                   ARTICLE II

                 ADMINISTRATION AND INTERPRETATION OF THE PLAN

     Section 2.1. Interpretation. The Committee shall have full power and discretionary authority to interpret, apply, and administer the provisions of this Plan, determine any questions of fact under this Plan, resolve any ambiguities under this Plan, and make all decisions and determinations necessary under this Plan or in connection with its administration, interpretation, and application. Decisions by the Committee shall be final and binding upon all parties.

     Section 2.2. Contractual Nature of Plan. Executives are general unsecured creditors of the Corporation and the Plan constitutes a promise by the Corporation to make benefit payments in the future.

     Section 2.3. Unfunded Status of the Plan. For the purposes of the Code and the Employee Retirement Income Security Act of 1974, as amended, the Plan is unfunded.

                                  ARTICLE III

                       ELIGIBILITY AND DEFERRAL ELECTION

     Section 3.1. Eligibility. Individual participation shall be limited to those Executives who participate in the Corporation's Officer Incentive Compensation Plan and Management Incentive Plan.

     Section 3.2. Notification, Participation, and Election. Each Executive eligible to participate in this Plan shall be notified by the Corporation. After notification, an Executive who desires to participate in the Plan shall, prior to January 1 of the Plan year, execute a Deferral Election Form, and such other forms and documents as the Corporation may require from time to time, and he shall be bound by all of the terms and provisions thereof.

                                   ARTICLE IV

                          PAYMENT OF DEFERRED AMOUNTS

     Section 4.1. Deferred Compensation Account. The Corporation shall compute a Deferred Compensation Account for each Executive participating in this Plan, which shall equal the amounts deferred pursuant to a Deferral Election Form executed by the Executive, plus interest, compounded annually, on such deferred amounts. For Plan years 1995 and 1996, interest will be calculated according to the annual interest rate schedule published by the Company which is based upon Sundstrand's equivalent corporate bond rate. For Plan years after 1996, each participant's deferral account will have two interest components, as follows:
"Interest Component A" which will be calculated at 100% of the Moody Average (as defined below), and "Interest Component B" which will be calculated at 30% of the Moody Average. Distributions to participants who have reached age 55, become disabled, or die shall include both Interest Components. Distributions to participants who are actively employed and have not attained age 55 shall include only Interest Component A, with the Interest Component B being paid to such participants upon their attainment of age 55, disability or death while employed by the Corporation, or forfeited if they do not attain age 55 while so employed. For purposes of the Plan, the "Moody Average" means the average rate under the Moody's Corporate Bond Index

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for the 12-month period ending on the last business day in September of the Plan year preceding the Plan year in which such rate shall be used.

     Section 4.2. Payment of Deferred Amounts. In the year prior to the elected distribution date, the Executive must complete the Compensation Payment Election Form to indicate the desired payment option or to elect to redefer payment. (The redeferral option is available to active employees only.) Unless otherwise provided by action authorized in Section 5.1 hereof, or as otherwise provided pursuant to the terms of this Plan, the Employer shall pay an amount in accordance with the payment option specified on the Executive's Compensation Payment Election Form. Payments will be made in January of the specified distribution year and will be in one or more annual payments over a period not to exceed ten years. Payment may be made prior to the specified distribution year in the event of an unanticipated emergency. Withdrawals of amounts because of an unanticipated emergency must only be permitted to the extent reasonably needed to satisfy the emergency need after cessation of deferrals under the Plan. Payment may not be made to the extent that such hardship is or may be relieved through reimbursement or compensation by insurance or liquidation of the Executive's assets, to the extent liquidation of assets would not itself cause severe financial hardship. After the Employer has paid an amount equal to the Executive's Deferred Compensation Account, the Employer shall have no further obligation under this Plan. In the event the Executive leaves the company before the specified distribution year, payment will be made as indicated on the appropriate Deferral Election Form. In all cases, appropriate taxes on the deferral payments are the responsibility of the payee.

     Section 4.3. Beneficiary. The Executive may designate a Beneficiary to receive the amounts as provided herein after the Executive's death by delivering in writing to the Employer in substantially the form of Exhibit B attached hereto and hereby made a part of this Agreement. In the event of Executive's death prior to his receipt of the payment provided in Section 4.2 hereof, the Employer shall pay such amount to the Beneficiary or, absent such designation, to the Executive's estate. Payment will be made in January in the year or years following death according to the payment option selected by the Executive; provided however that the Beneficiary may, prior to January 1 of the year in which payment to such Beneficiary commences, make an alternative election on a Compensation Payment Election Form.

     Section 4.4. Amounts Payable Only From Corporate Assets.

          (a) Nothing contained in this Plan, and no action taken pursuant to its provisions by the Corporation or Employer or any other entity or individual hereto shall create, or be construed to create, a trust of any kind.

          (b) The payment of any amount hereunder to the Executive or to any Beneficiary shall be made from assets which shall continue, for all purposes, to be a part of the general assets of the Employer; no person shall have or acquire any interest in such assets by virtue of the provisions of this Agreement. To the extent that the Executive or any Beneficiary acquires a right to receive payments from the Employer under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Employer.

     Section 4.5. No Assignment. Neither the Executive's nor the Beneficiary's interest in this Plan or any rights related thereto shall be subject in any manner to (a) any claims of any creditor of the Executive or Beneficiary, (b) the debts, contracts, liabilities or torts of the Executive or Beneficiary, or
(c) voluntary or involuntary transfers to, on behalf of, or on account of, any creditor of the Executive or Beneficiary. No right, expectancy, distribution or payment pursuant to this Plan to the Executive or Beneficiary, shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber or charge the same shall be void. If any person or entity attempts to take any action contrary to this Section, such action will have no effect, and the Employer and the Executive will disregard the action, will not in any manner be bound by it, and will not incur any liability on account of it or the disregard of it.

     Section 4.6. Merger or Consolidation. In the event of a takeover, the Executives will receive a payout if termination of employment occurs within 12 months after takeover.

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     Section 4.7. Early Payment. May be permitted under other circumstances as determined by management.

                                   ARTICLE V

                       AMENDMENT AND TERMINATION OF PLAN

     Section 5.1. Amendment and Termination of the Plan. By action of the Committee, the Corporation shall have the right to (a) amend this Plan in any respect, in whole or in part, (b) replace this Plan with another deferred compensation arrangement, or (c) terminate this Plan, at any time and from time to time, in each such case subject to the Executive's rights, if any, established at such time pursuant to the Deferral Election Form and this Plan.

                                   ARTICLE VI

                                 MISCELLANEOUS

     Section 6.1. Additional Information and Cooperation. Each Executive shall furnish to the Employer such documents or other information as is necessary or desirable for the purpose of this Plan, and it shall be a condition of participation in this Plan that each such Executive furnish such information promptly and sign such documents as the Employer may require before any benefit becomes payable under this Plan. The Executive and the Employer will take such actions as are necessary and appropriate to carry out the provisions of this Plan, with the intention of establishing a deferred compensation arrangement between the Executive and the Employer. The Executive will sign such forms as the Employer may require, from time to time.

     Section 6.2. Notice. Any notice, consent or demand required or permitted to be given under the provisions of this Plan shall be in writing, and shall be signed by the party giving or making the same. If such notice, consent or demand is mailed, it shall be sent by United States certified or registered mail, postage prepaid, addressed to such party's last known address as shown on the records of the Employer. The date of such mailing shall be deemed the date of notice, consent or demand.

     Section 6.3. No Guarantee of Employment. Neither this Plan nor any action taken hereunder shall be construed as a contract of employment between the Employer and the Executive, to be a consideration for, or an inducement or condition of, the employment of the Executive, or as giving any Executive any rights to be retained in the employ of the Employer, or to interfere with the right of the Employer to discharge any Executive at any time.

     Section 6.4. Gender and Number. For purposes of this Plan document, the masculine pronouns shall be construed to include the feminine, the feminine shall be construed to include the masculine, the singular to include the plural, and the plural to include the singular.

     Section 6.5. Applicable Law. This Plan and all rights hereunder shall be construed, regulated, and administered under the laws of the State of Illinois (without regard to its conflict of law rules).

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